Page 18 of 21
                                                                     Exhibit 9.2


                                     WAIVER


            THIS WAIVER (the "Waiver") dated as of February 28, 1999, is made by and among Security Capital U.S. Realty, a Luxembourg corporation, Security Capital Holdings S.A., a Luxembourg corporation (together with Security Capital U.S. Realty, "Investor") and Regency Realty Corporation, a Florida corporation ("Regency"). Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Stockholders Agreement (as hereinafter defined).

            WHEREAS, the parties hereto and The Regency Group, Inc. entered into a Stockholders Agreement, dated as of July 10, 1996 (the "Stockholders Agreement"), pursuant to which, among other things, Investor has agreed to certain restrictions during the Standstill Period;

            WHEREAS, LaSalle Advisors Limited ("LaSalle") and its Affiliates directly and indirectly Beneficially Own capital stock of Regency and Pacific Retail Trust, a Maryland real estate investment trust ("Pacific Retail"), in each case as set forth in Exhibit A hereto;

            WHEREAS, Regency and Pacific Retail have entered into an Agreement and Plan of Merger dated as of September 23, 1998 (the "Merger Agreement"), pursuant to which Pacific Retail will merge with and into Regency (the "Merger");

            WHEREAS, upon completion of the Merger the shares of capital stock of Pacific Retail will be converted into capital stock of Regency in accordance with the Merger Agreement, and LaSalle and its Affiliates will Beneficially Own 7,157,948 shares (the "LaSalle Shares") of Regency common stock, par value $.01 per share ("Regency Common Stock"), assuming conversion of all shares of capital stock convertible into Regency Common Stock, as set forth in Exhibit A hereto;

            WHEREAS, Investor has agreed that the acquisition of Beneficial Ownership of shares of Regency Common Stock by LaSalle and its Affiliates in the Merger will not result in termination of the Standstill Period, subject to and in accordance with the terms and conditions of this Waiver;

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

             1. Ownership by LaSalle and its Affiliates of greater than 9.8% of the Voting Securities.
                  (a) Regency represents and warrants that (x) neither
LaSalle nor its Affiliates Beneficially Own any Voting Securities or any securities convertible into Voting Securities other than the LaSalle Shares, and
(y) upon completion of the Merger, the LaSalle Shares will represent 11.7% of the voting power of the outstanding shares of Voting Securities, assuming conversion of the Class B Common Stock, par value $.01 per share, of Regency.

                  (b) Notwithstanding clause (ii) of Section 5.1(a) of the Stockholders Agreement, the Standstill Period shall not terminate as a result of LaSalle acquiring Beneficial

Ownership of any of the LaSalle Shares on or prior to the date hereof; provided, however, that the acquisition by LaSalle or any of its Affiliates of Beneficial Ownership of any Voting Securities at any time after the date hereof shall terminate the Standstill Period if after giving effect to such acquisition LaSalle and its Affiliates Beneficially Own more than 9.8% of the voting power of the outstanding shares of Voting Securities (any such shares in excess of such 9.8%, the "Excess Shares"), unless (x) the Excess Shares are at or immediately following their acquisition deprived of all voting rights pursuant to limitations on ownership of shares contained in the Company Charter, as in effect at the relevant time, or in any other legal, valid and enforceable agreement, plan or other right in effect at such time, or (y) provided the Excess Shares represent no more than 5.2% of the voting power of the outstanding Voting Securities, Regency, no later than the earlier of (aa) sixty days after the date of such acquisition, and (bb) the record date for the first meeting of shareholders after such record date, has caused LaSalle and its Affiliates to cease, or LaSalle and its Affiliates otherwise cease having Beneficial Ownership of the Excess Shares.

            IN WITNESS WHEREOF, this Waiver has been signed by or on behalf of each of the parties hereto as of this 28th day of February, 1999.



                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By:   /s/ Ariel Amir
                                          Name:  Ariel Amir
                                          Title: Vice President


                                       SECURITY CAPITAL U.S. REALTY



                                       By:   /s/ Ariel Amir
                                          Name:  Ariel Amir
                                          Title: Vice President

Accepted and Agreed by:

REGENCY REALTY CORPORATION


By:   /s/ Bruce M. Johnson
   Name:  Bruce M. Johnson
   Title: Managing Director and Executive Vice President